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            23(d)(27) Amendment to Investment Sub-Advisory Agreement
                           J.P. Morgan Enhanced Index

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
                     J.P. MORGAN INVESTMENT MANAGEMENT INC.

THIS AMENDMENT is made as of January 1, 2006 to the Sub-Advisory Agreement dated May 1, 2002, as amended, between Transamerica Fund Advisors, Inc. and J.P. Morgan Investment Management Inc., on behalf of J.P. Morgan Enhanced Index (the "Fund"), a separate series of AEGON/Transamerica Series Trust. In consideration of the mutual covenants contained herein, the parties agree as follows:

     COMPENSATION. Effective January 1, 2006, the sub-advisory fee rate for the Fund is as follows:

          0.30% of the first $750 million of average daily net assets; and 0.25% of average daily net assets in excess of $750 million

In all other respects, the Sub-Advisory Agreement dated May 1, 2002, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of January 1, 2006.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By:
                                            ------------------------------------
                                        Name: T. Gregory Reymann, II
                                        Title: Vice President


                                        J.P. MORGAN INVESTMENT MANAGEMENT INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
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